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                              PURCHASE AGREEMENT
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     M.S.D. & T. Funds, Inc. (the "Company"), a Maryland corporation, and
Winsbury Associates ("Winsbury"), an Ohio partnership, hereby agree as follows:

     1.  The Company hereby offers Winsbury and Winsbury hereby purchases one
(1) share of Class H Common Stock at $10.00 per share (such share of Common Stock in the Company being hereinafter known as the "Share".) Winsbury hereby acknowledges purchase of the Share and the Company hereby acknowledges receipt from Winsbury of funds in the amount of $10.00 in full payment for the Share.

     2. Winsbury represents and warrants to the Company that the Share is being acquired for investment purposes and not for the purpose of distribution.

     3. Winsbury agrees that if it or any direct or indirect transferee of the Share redeems the Share prior to the fifth anniversary of the date the Share begins investment activities, Winsbury will pay to the Company an amount equal to the number resulting from multiplying the Share total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Winsbury or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     4. All persons dealing with any class of Shares of the Company must look solely to the net assets belonging to such class for enforcement of any claims against the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of June, 1993.


Attest:                                     M.S.D. & T. FUNDS, INC.

/s/ W. Bruce McConnel, III                  By: /s/ Leslie B. Disharoon
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                                                   President

Attest:                                     WINSBURY ASSOCIATES

/s/ Elizabeth A. Davin                      By: Signature illegible
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                                                   Partner